Mining Lease and Option to Purchase Agreement
(Mayflower Project)

This Mining Lease and Option to Purchase Agreement (Mayflower Project) ("Agreement") is made and entered into by and among the Brian L. Greenspun Family Limited Partnership, the Daniel A. Greenspun and Robin S. Greenspun Family Limited Partnership, the Susan Greenspun Fine Family Limited Partnership and the Jane Greenspun Gale Family Limited Partnership (collectively "Owner"), and Talon Gold Nevada Inc., a Nevada corporation ("Talon"). International Tower Hill Mines Ltd., a British Columbia company ("ITH") joins in this Agreement as guarantor.

Recitals

A. Owner owns the patented mining claims situated in Nye County, Nevada, which are described in greater detail in Exhibit A attached to and by this reference incorporated in this Agreement.

B. The parties are parties to the Binding Letter of Intent dated effective December 1, 2007, which describes the commercial terms of the Owner's lease of the Property to Talon. This Agreement supersedes the Binding Letter of Intent.

C. Owner desires to lease the Property to Talon and to grant to Talon the option to purchase the Property on the terms and conditions of this Agreement.

Agreement

Now, therefore, in consideration of their mutual promises, the parties agree as follows:

1. **Definitions.** The following defined terms, wherever used in this Agreement, shall have the meanings described below:

1.1 "Acceptance Date" means the date defined in Section 4.1.4.

1.2 "Advance Minimum Royalty Payments" means the annual payments that may be made as provided in Section 4.1.2 to keep this Agreement in effect beyond the primary term and additional term as provided in Section 3.

1.3 "Closing" means the delivery and exchange of documents and payments described in Section 5.

1.4 "Closing Date" means the date on which Talon's purchase of the Property is closed in accordance with Section 5.

1.5 "Commercial Production" means production of Precious Metals in a quantity of at least 5,000 ounces of gold (or with respect to other Precious Metals, the economic equivalent of 5,000 ounces of gold) per year from the Property. Once Commercial Production has been achieved, if operations on the Property do not produce at least 5,000 ounces of gold or gold

equivalent, Commercial Production will nonetheless be deemed to have been obtained by the delivery by Talon to Owner of 200 ounces of gold as Royalty during such year. For purposes of this definition, a "year" shall be 365 day period following the first production of Precious Metals from the Property and each subsequent 365 day period.

1.6 "Deed" means the conveyance which Owner is obligated to execute and deliver to Talon on Talon's exercise and closing of the Option in accordance with Section 5.5.

1.7 "Effective Date" means December 1, 2007.

1.8 "Governmental Regulations" means all directives, laws, orders, ordinances, regulations and statutes of any federal, state or local agency, court or office.

1.9 "ITH" means International Tower Hill Mines Ltd., a British Columbia company.

1.10 "Lease Rental Payments" means the lease payments payable by Talon in accordance with Section 4.1.1.

1.11 "Lease Year" means each one (1) year period following the Effective Date and each anniversary of the Effective Date.

1.12 "Minerals" means all minerals and mineral materials, including, without limitation, gold, silver, platinum and platinum group metals, base metals (including, for example, antimony, chromium, cobalt, copper, lead, manganese, mercury, nickel, molybdenum, titanium, tungsten, zinc), and other metals, mineral elements, mineral compounds and mineral materials which are on, in or under the Property, whether the same are known to exist on the Property on the Effective Date or are after the Effective Date discovered on the Property, and regardless of the method of extraction, mining or processing.

1.13 "Net Smelter Returns" means the net smelter returns from the production of Minerals from the Property as calculated and determined in accordance with Exhibit B attached to and by this reference incorporated in this Agreement.

1.14 "Option" means the option to purchase the Property granted by Owner to Talon in accordance with Section 5.

1.15 "Owner" means collectively the Brian L. Greenspun Family Limited Partnership (25% ownership), the Daniel L. Greenspun and Robin S. Greenspun Family Limited Partnership (25% ownership), the Susan Greenspun-Fine Family Limited Partnership (25% ownership) and the Jane Greenspun-Gale Family Limited Partnership (25% ownership).

1.16 "Precious Metals" means gold, silver, platinum and platinum group metals.

1.17 "Property" means the patented mining claims situated in Nye County, Nevada, more particularly described in Exhibit A attached to and by this reference incorporated in this

Agreement.

1.18 "Purchase Price" means the purchase price for the Property described in Section 5. The Purchase Price shall not be reduced by any Lease Rental Payments, Advance Minimum Royalty Payments, Royalty payments, the value of Shares delivered (or payments in lieu of Shares) or by the amount of any money spent in satisfying the work commitment set out in Section 7.4.

1.19 "Royalty" means the production royalty payable by Talon to Owner in accordance with Section 4.2.

1.20 "Shares" means, subject to any limitations described in Section 4.1.6, the duly registered, free trading and unrestricted common shares without par value in the capital stock of ITH to be delivered to Owner in accordance with Section 4.1.3.

1.21 "Talon" means Talon Gold Nevada Inc., a Nevada corporation, and its successors and assigns.

2. Grant of Rights and Lease. Owner leases the Property to Talon and grants to Talon the rights described in this Section.

2.1 **Exploration Right.** Owner grants to Talon the exclusive right and privilege to enter on the Property for the purposes of exploration and prospecting for Minerals, including the right of ingress and egress for equipment, machinery and personnel.

2.2 **Lease.** Owner leases the Property to Talon for the purposes of exploration for and development, mining, processing and production of Minerals. The lease of the Property shall be exclusive to Talon and shall apply to all Minerals and rights to Minerals held or owned by Owner or acquired by Owner during the term of this Agreement.

2.3 **Talon's Use Rights.** Talon is granted the right to use the Property including, but without being limited to, the full right, authority and privilege of placing and using excavations, open pit mines, injection and production wells, openings, shafts, ditches and drains, and of constructing, erecting, maintaining, using and, at its election, removing, any and all buildings, structures, plants, roadways, pumps, pipelines, electrical power lines and facilities, stockpiles, waste piles, heap leach pads, tailings ponds and facilities, settling ponds, and all other improvements, property and fixtures for mining, removing, beneficiating, concentrating, smelting, extracting, leaching (in place or otherwise), refining and shipping of ores, Minerals or the products of the same, or for any incidental activities, whether presently contemplated or known to be used in the mining, extraction, production or processing of Minerals, water or geothermal resources, or energy resources. Talon is further granted the right, insofar as Owner lawfully may grant the right, to remove lateral and subjacent supports, to use, cave, subside, consume, or destroy the surface or any part of it, to deposit earth, rocks, waste, ores and materials on any part of the Property.

2.4 Water Rights. Subject to the regulations of the State of Nevada concerning the appropriation and taking of water, Talon shall have the right to appropriate and use water, to drill wells for the water on the Property and to lay and maintain all necessary water lines as may be required by Talon in its operations on the Property.

3. Term. The primary term of this Agreement shall commence on the Effective Date and shall continue for five (5) years after the Effective Date, unless this Agreement is otherwise terminated, cancelled or extended or Talon exercises and closes the Option. Talon may extend the term of this Agreement for an additional term of five (5) years after expiration of the primary term by providing to Owner a notice of extension and by making the payments required in Section 4.1.1 before the expiration of the primary term. The Agreement will continue in effect after the additional term for so long thereafter as Talon is actively developing a mine on the Property or is engaged in Commercial Production from the Property. If, on the tenth anniversary of the Effective Date, Talon is not engaged in Commercial Production from the Property, Talon may extend this Agreement for up to three additional years without Commercial Production by making the Advance Minimum Royalty Payments described in Section 4.1.2. Once Commercial Production is achieved, this Agreement will continue thereafter so long as Commercial Production is maintained.

4. Payments. Talon shall make the following payments to Owner:

4.1 Payments.

4.1.1 Lease Rental Payments. On the dates described below, Talon shall pay to Owner as Lease Rental Payments the sums described below in order to keep this Agreement in effect:

Date	Payment Amount
Upon Execution of this Agreement	$5,000.00
On each of the first anniversary through fourth anniversary of the Effective Date	$5,000.00
On each of the fifth anniversary through ninth anniversary of the Effective Date	$10,000.00

The Lease Rental Payments shall not be credited against the Royalty payable under this Agreement.

4.1.2 Advance Minimum Royalty Payments. If, on the tenth anniversary of the Effective Date, Talon is not engaged in Commercial Production from the Property, Talon may extend the term of this Agreement for up to three additional Lease Years by making Advance Minimum Royalty Payments to Owner in the sum of One Hundred Thousand Dollars ($100,000.00) for each Lease Year. The first Advance Minimum Royalty Payment shall be due on the tenth anniversary of the Effective Date and the second and third, if made, shall be due on

the eleventh and twelfth anniversary dates, if Commercial Production has not been achieved by those dates. All Advance Minimum Royalty Payments made shall be recouped from the Royalty payable under this Agreement.

4.1.3 Stock Payments. On the dates described below, Talon shall cause the issuance by ITH and delivery to Owner of the Shares as follows:

Date	Shares
Acceptance Date	25,000
On each of the first anniversary through fourth anniversary of the Effective Date	20,000
On each of the fifth anniversary through ninth anniversary of the Effective Date	50,000

4.1.4 Acceptance Date. The Acceptance Date shall be the date on which the TSX Venture Exchange accepts this Agreement for filing on behalf of ITH. Talon covenants to cause ITH to promptly apply for the required acceptance and to use its commercially reasonable efforts to obtain the acceptance for filing by the TSX Venture Exchange of this Agreement on behalf of ITH and to thereafter cause the Shares to be issued as soon as is practicable after the Acceptance Date. Talon shall be deemed to have complied with its obligations under this Section so long as ITH diligently and timely applies for the required acceptance, and Talon shall not be in default under this Agreement if ITH's application for the acceptance for filing hereof is denied or if ITH is obligated to alter or amend its application or to reduce the number of Shares to be issued or to defer the issuance of any of the Shares to be issued.

4.1.5 No Dilution. If, during the term of this Agreement and prior to the ninth anniversary of the Effective Date ITH elects a recapitalization, stock split, reverse split, reorganization or any other change in corporate structure that affects the Shares, the number of Shares issuable to Owner pursuant to Section 4.1.3 shall be adjusted accordingly so that Owners will suffer no dilution as a result of such change in corporate structure. In the event of merger or amalgamation of ITH during such period, Talon shall assure that ITH will cause the surviving entity (if not ITH) to assume the obligations hereunder pertaining to the Shares and Owner's right to the Shares shall be converted into equivalent rights in the shares of the surviving entity. The protections afforded Owner under this paragraph will apply equally to the in lieu payments set out in Section 4.1.9 below such that the right of Owner to receive in lieu payments will not be diminished by any change in the Shares.

4.1.6 Applicable Law. The Shares shall be subject to the requirements of all applicable Canadian, United States, provincial and state laws and regulations and the rules of each exchange or trading association on which the Shares are listed for trading or are traded. Owner acknowledges that there will be a hold period of four (4) months after each date of issuance of Shares under Canadian securities laws with respect to the Shares so issued. Owner

also acknowledges that the Shares will be "restricted securities," as defined in Rule 144 under the United States Securities Act of 1933, as amended (the "1933 Act"), and may only be transferred pursuant to an effective registration statement under the 1933 Act, pursuant to a transaction outside of the United States in accordance with Rule 904 of Regulation S under the 1933 Act or pursuant to a transaction that is exempt from the registration requirements of the 1933 Act. Owner acknowledges that, in addition to the legends required under Canadian securities laws, the Shares will bear legends to that effect. Owner understands and acknowledges that ITH is not obligated to file and has no present intention of filing with the United States Securities and Exchange Commission or with any state securities administrator any registration statement in respect of resales of the Shares in the United States. ITH covenants, however, that it will timely file all reports required to be filed by it under Canadian or United States securities laws.

4.1.7 Accredited Investor. Owner represents and warrants to Talon and ITH that it is an "accredited investor", as such term is defined in Rule 501(a) of Regulation D under the 1933 Act, and acknowledges that Talon and ITH will be relying on this representation and warranty in issuing and delivering the Shares to the Owner.

4.1.8 Owner Certification. Owner certifies that it is not a resident of British Columbia and acknowledges that: (a) no securities commission or similar regulatory authority has reviewed or passed on the merits of the Shares; (b) there is no government or other insurance covering the Shares; (c) there are risks associated with the acquisition of the Shares; and (d) ITH has advised the Owner that it is relying on an exemption from the requirements to provide the Owner with a prospectus and to sell the Shares through a person registered to sell securities under the Securities Act (B.C.) and, as a consequence of acquiring the Shares pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act (B.C.), including statutory rights of rescission or damages, will not be available to the Owner.

4.1.9 Payments in Lieu. If (a) the Acceptance Date does not occur within one year after the Effective Date, (b) if at any time during the term of this Agreement Talon or ITH is unable to obtain the acceptance or approval of any regulatory agency or exchange required for the issuance of the Shares, or (c) if the entire interest of Talon in this Agreement is assigned as provided in Section 22.2, Talon (or the assignee of Talon's entire interest herein pursuant to Section 22.2) shall be relieved of its obligation to deliver the shares of ITH due on the Acceptance Date and on the first through ninth anniversaries of the Effective Date, as applicable. In such case, Talon's assignee shall pay to Owner the following payments in lieu of the Shares:

First anniversary through fourth anniversary of Effective Date	The greater of $50,000 or the value of 20,000 Shares (on the AMEX) on the relevant anniversary date
Fifth anniversary through ninth anniversary of Effective Date	The greater of $100,000 or the value of 50,000 Shares (on the AMEX) on the relevant anniversary date.

4.2 Production Royalty. Talon shall pay to Owner the Royalty based on the Net Smelter Returns from the production of Minerals from the Property. The Royalty percentage rate for all Minerals, including Precious Metals produced from the Property, shall be based upon the average daily London Bullion Dealers Association P.M. price per troy ounce of gold during each quarter for which the Royalty is payable, as follows:

Gold Price	Royalty Rate
Less than $300.00 per ounce	2%
Equal to or more than $300.00, but less than $500.00 per ounce	3%
Equal to or more than $500.00 per ounce	4%

4.3 Method of Payment. All payments by Talon to Owner shall be paid by Talon's check or by wire transfer to an account designated by Owner and all Shares shall be delivered to Owner as directed by Owner in this section, in each case at the time this Agreement is executed, which designations may be changed by Owner by reasonable advance notice to Talon at any time. All Payments of cash and stock shall be paid to the Greenspun Corporation of 901 N. Green Valley Parkway Suite 210 Henderson, Nevada 89074 Phone: 702-259-4023, acting agent for the Owners.

5. **Option.** Owner grants to Talon the sole and exclusive right to purchase all of Owner's right, title and interest in and to the Property. The Purchase Price for the Property shall be Seven Million Five Hundred Thousand Dollars ($7,500,000.00) plus Talon shall pay to Owner, in perpetuity, a royalty as provided in 4.2 above except that if gold is less than $500.00 per ounce the royalty rate shall be .5% and if gold is $500 per ounce or greater the royalty rate shall be 1%. If Talon exercises the Option after the tenth anniversary of the Effective Date, the Purchase Price shall be adjusted for inflation as described in this Section.

5.1 Purchase Price Adjustment. The base price index for computing the annual increase shall be the Consumer's Price Index, all items, published by the United States Department of Labor, Bureau of Labor Statistics (the "Index") for the month immediately preceding the tenth anniversary of the Effective Date (the "Beginning Index"). The date on which the Purchase Price is payable shall be the adjustment date (the "Adjustment Date"). If the Index published immediately preceding the Adjustment Date (the "Extension Index") exceeds the Beginning Index, the Purchase Price shall be the product reached by multiplying the Purchase Price by a fraction, the numerator of which is the Extension Index and the denominator of which is the Beginning Index. If the Index is changed from the one published for the month of the Beginning Index, the Index shall be converted in accordance with the applicable conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or revised during the term of this Agreement, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained as if the Index had not been discontinued or revised.

5.2 Notice of Election. If Talon elects to exercise the Option, Talon shall deliver written notice to Owner. On Owner's receipt of Talon's notice of exercise of the Option, the parties shall make diligent efforts to close the conveyance of the Property within thirty (30) days after Talon's delivery of the notice. Alternatively, if Talon pays the entire Purchase Price before the second anniversary of the Effective Date, Talon shall be deemed to have exercised the Option.

5.3 Real Property Transfer Taxes. Talon shall pay any real property transfer taxes and recording costs incurred in the Closing. Owner and Talon will split the costs of escrow.

5.4 Payment on Closing. On the Closing, Talon shall pay the Purchase Price.

5.5 Conveyance on Closing. If Talon exercises and closes the Option, Owner shall execute and deliver to Talon the Deed. Owner and Talon shall execute and deliver such other written assurances and instruments as are reasonably necessary for the purpose of closing Talon's purchase of the Property.

5.6 Effect of Closing. On Closing, Talon shall own the Property and Owner shall have no right, title and interest in and to the Property.

6. Compliance With The Law. Talon shall, at Talon's sole cost, promptly comply with all Governmental Regulations relating to the condition, use or occupancy of the Property by Talon, including but not limited to all exploration and development work performed by Talon during the term of this Agreement. Talon shall, at its sole cost, promptly comply with all applicable Governmental Regulations regarding reclamation of the Property. Owner agrees to cooperate with Talon in Talon's application for governmental licenses, permits and approvals, the costs of which shall be borne by Talon.

7. Talon's Work Practices and Reporting.

7.1 Work Practices. Talon shall work the Property in a miner-like fashion.

7.2 Inspection of Data. During the term of this Agreement, Owner shall have the right to examine and make copies of all data regarding the Property in Talon's possession during reasonable business hours and upon prior notice, provided, however, that the rights of Owner to examine such data shall be exercised in a manner that does not interfere with the operations of Talon.

7.3 Reports. On or before ninety (90) days after the end of each Lease Year, Talon shall deliver to Owner a report of Talon's activities conducted on the Property for the previous Lease Year. The report shall describe Talon's exploration activities, including information about Talon's geological, geochemical and geophysical mapping and surveying of the Property, exploration drilling results and assaying of mineral samples taken from the Property.

7.4 Work Commitment. Talon shall incur expenditures in the amounts and during

the Lease Years described below for the exploration for and development of Minerals on the Property. Qualified expenditures shall include, by way of illustration and not by limitation, the costs of geological, geochemical and geophysical mapping, reconnaissance, and surveying; drilling; environmental compliance; feasibility studies; sample collection; assaying of samples; consulting services; direct costs of employment of Talon's employees working directly on the Property; equipment, materials and supplies; and fees paid to governmental agencies for applications for approvals, consents, licenses and permits for Talon's operations on the Property. Qualified expenditures shall also include a management fee equal to ten (10%) percent of Talon's actual costs incurred for the exploration for and development of Minerals on the Property. Talon's excess expenditures during any Lease Year shall be carried forward and shall be credited against Talon's work commitment obligations in subsequent Lease Years.

Lease Year	**Expenditure Amount**
Lease Years one through three	$100,000 per year
Lease Years four through six	$200,000 per year
Lease Years seven through ten	$300,000 per year

If Talon does not expend $100,000.00 in qualified expenditures during the first Lease Year, Talon shall pay to Owner the amount equal to the difference between $100,000.00 and the amount of Talon's actual expenditures during the first Lease Year.

7.5 **Cross Mining.** Talon is granted the right to mine and remove ore, Minerals, products of Minerals and materials from the Property through or by means of shafts, openings or pits which may be in or upon adjoining or nearby lands owned or controlled by Talon. During the term of this Agreement, Talon may use the Property and any shafts, openings and pits on the Property for the mining, removal, treatment and transportation of ores and materials from adjoining or nearby lands, or for any purpose connected with such activities. Talon shall have the right to treat or process, in any manner (including in situ or solution mining), any Minerals and ores, and minerals from other lands so long as Talon is producing Minerals from the Property. Such treatment may be conducted wholly or in part at facilities established or maintained on the Property or on other lands. The tailings and residue from such treatment shall be deemed waste and may be deposited on the Property or on other lands and Talon shall have no obligation to remove such waste from the Property or to return to the Property waste resulting from the processing of Minerals.

7.6 **Unitization.** Talon's operations on the Property and its operations on other lands may be conducted upon the Property and upon any and all such other lands as a single mining operation, to the same extent as if all such properties constituted a single tract of land. Unitization may only be conducted following execution of a unitization agreement by the owners (or authorized lessees or agents) of the lands so unitized and the approval of such agreement by Owner, such approval not to be unreasonably withheld provided that such agreement meets industry standards and does not result in dilution of the Minerals found on the Property or disproportionate allocation of costs to the Property as compared to other unitized properties.

7.7 Boundary Areas. For so long as this Agreement remains in effect: (a) Owner waives all rights, statutory and otherwise, to require Talon to maintain adjacent support for the Property and any contiguous property owned, leased, or controlled by Talon or any other party; and (b) Owner waives its right to prohibit Talon mining within any minimum distance of any boundary line of the Property and contiguous lands and grants to Talon the authority to act as Owner's agent and representative to enter agreements with the owners of contiguous properties so as to allow mining of all ores located on, near or under the boundary of the Property.

7.8 Stockpiling. Talon shall have the right to stockpile on the Property or on other lands any Minerals or products of Minerals mined or waste produced from the Property at such place or places as Talon may elect, without the obligation to remove them from where stockpiled or to return them to the Property, provided, however that any Minerals so stockpiled will be sampled prior to stockpiling off of the Property and shall be segregated from other ores and minerals so stockpiled until such time as Talon exercises the Option and provided further that Talon will take all measures necessary to protect Owner's interest in such Minerals and shall keep accurate accounts of the quantities of Minerals so stockpiled. In the event this Agreement terminates for any reason, including by exercise of the Option, all Minerals produced from the Property and stockpiled off the Property will be deemed to have been sold and Talon will promptly pay to Owner the Royalty with respect to such Minerals. The stockpiling of Minerals or waste from the Property on other lands shall not be deemed a removal or shipment requiring payment in respect of Owner's interest. Talon shall have the right to stockpile on the Property any ore, materials or waste mined or produced by Talon from other lands without obligation to remove the same at any time. Owner agrees to recognize the rights and interests of others in such other ores, materials and waste stockpiled on the Property and to permit their removal by Talon or the owner of such other ores, materials and waste.

7.9 Waste. Waste, overburden, surface stripping and other materials from the Property may be deposited on or off the Property.

7.10 Commingling. Talon shall have the right to commingle Minerals from the Property and minerals or ores from other properties. Commingling may only be conducted following execution of a commingling agreement by the owners (or authorized lessees or agents) of the lands for which commingling will occur and the approval of such agreement by Owner, such approval not to be unreasonably withheld provided that such agreement meets industry standards and does not result in dilution of the Minerals found on the Property or disproportionate allocation of costs to the Property as compared to other properties. The agreement will provide that Minerals and other minerals or ores shall be measured and sampled by Talon in accordance with sound mining and metallurgical practice for metal content. Representative samples of Minerals and other minerals or ores shall be retained by Talon, and assays of these samples shall be made before commingling to determine the respective metal contents of foregoing. Detailed records shall be kept by Talon showing measurements, assays of metal content and gross metal content of the Minerals and other minerals and ores.

7.11 Treatment. Talon shall have the right, but shall not be required, to beneficiate, concentrate, smelt, refine, leach and otherwise treat, in any manner, any Minerals and minerals

and ores from other lands. Such treatment may be conducted wholly or in part at a plant or plants established or maintained on the Property or on other lands. The tailings and residue from such treatment may be deposited on the Property or on other lands. Owner shall have no right, title or interest in said tailings or residue: provided, however, that any said tailings or residue remaining on the Property for a period of one (1) year after the date on which this Agreement has expired, or has been terminated by Talon as to all of the Property, shall be deemed abandoned by Talon and shall become the property of Owner.

8. Scope of Agreement. This Agreement shall extend to and include only the Property.

9. Liens. Talon agrees to pay all indebtedness and liabilities incurred by or for Talon arising from or relating to Talon's activities on the Property, except that Talon need not discharge or release any such lien, charge or encumbrance so long as Talon is contesting the same in good faith. Talon may grant an encumbrance, lien or security interest in Talon's interest under this Agreement and in the Property for the purpose of securing financing for Talon. If this Agreement terminates other than though exercise of the Option, Talon will promptly secure a release of such encumbrance, lien or security interest.

10. Taxes.

10.1 Real Property Taxes. Talon shall pay promptly before delinquency all taxes and assessments, general, special, ordinary and extraordinary, that may be levied or assessed during the term of this Agreement upon the Property. All such taxes for the year in which this Agreement is executed and for the year in which this Agreement terminates shall be prorated between Owner and Talon and Owner shall pay to Talon its share of such taxes, except that neither Owner nor Talon shall be responsible for the payment of any taxes which are based upon income, net proceeds, production or revenues from the Property assessed solely to the other party.

10.2 Personal Property Taxes. Each party shall promptly when due pay all taxes assessed against such party's personal property, improvements or structures placed or used on the Property.

10.3 Income and Net Proceeds Taxes. Talon shall not be liable for any taxes levied on or measured by Owner's income, net proceeds or payments made to Owner under this Agreement. Owner shall be responsible for all taxes levied on or measured by the Minimum Payments and Royalty Payments paid by Talon to Owner under this Agreement.

10.4 Delivery of Tax Notices. If Owner receives tax bills or claims which are Talon's responsibility, Owner shall promptly forward them to Talon for payment.

11. Insurance and Indemnity.

11.1 Insurance. Talon shall provide, maintain and keep in force comprehensive all risk, public liability insurance against claims for personal injury, including, without limitation,

bodily injury, death or property damage occurring on, in or about the Property, such insurance to afford immediate minimum protection to a limit of not less than Two Million Dollars ($2,000,000.00) with respect to personal injury or death to any one or more persons or damage to property. Owner shall be named an additional insured on all such policies. Talon shall furnish to Owner a certificate of all policies of required insurance showing Owner as an additional insured prior to initiating any operations under this Agreement.

11.2 Indemnity. Talon shall indemnify, defend and hold harmless Owner and its affiliates and its or their officers, directors, employees and agents for and on account of claims, losses, damages, demands, investigations or liabilities arising out of or in connection with Operations conducted by Talon under this Agreement or for the breach of any obligation of Talon in this Agreement. Talon's defense and indemnity obligation includes without limitation any claims related to any reclamation, closure or environmental law related to or arising out of Talon's Operations or interest in the Property. The obligations of Talon under this Section shall survive the Closing or the termination of this Agreement.

12. Relationship of the Parties.

12.1 No Partnership. This Agreement shall not be deemed to constitute any party, in its capacity as such, the partner, agent or legal representative of any other party, or to create any joint venture, partnership, mining partnership or other partnership relationship between the parties.

12.2 Competition. Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort outside the Property or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated under this Agreement, without consultation with or participation of the other party. In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any interest, property or right offered to it outside the scope of this Agreement.

12.3 Limitation. Talon's performance of its duties and obligations under this Agreement shall not obligate Talon to perform any additional services to Owner nor, except as expressly provided in this Agreement, to conduct or to invest any funds of any nature whatsoever in the exploration of, development or production of minerals on or under the Property. Talon may explore, conduct geological, geochemical and geophysical investigations, drill, sample or otherwise explore for or develop Minerals in the manner and to the extent that Talon, in its sole discretion, deems advisable. Only the express duties and obligations described in this Agreement are binding on Talon and Talon shall have no duties or obligations, implied or otherwise, to explore for, develop or mine Minerals. Owner acknowledges that Talon's express undertakings under this Agreement and the Lease and Advance Minimum Royalty payments are in lieu of any implied duties or obligations.

13. Inspection. Owner or Owner's duly authorized representatives shall be permitted to

enter on the Property and Talon's workings at all reasonable times for the purpose of inspection, but they shall enter on the Property at their own risk and expense and in such a manner which does not unreasonably hinder, delay or interfere with Talon's operations. Owner will defend, indemnify and save harmless Talon, and its directors, officers and employees, from and against all and any losses, damages, suits, actions, costs (including attorney's fees), expenses or claims arising out of any actions or inaction of Owner, or any of Owner's representatives, in the course of any such entry on the Property by Owner or any of Owner's representatives (other than as may be directly caused by the negligence or willful misconduct of Talon or any of Talon's authorized representatives).

14. Title Representations and Warranties. Owner represents and warrants to Talon as follows:

14.1 Title. Owner represents and warrants to Talon that Owner has not created any claims, liens or encumbrances against the Property and that Owner is not aware of and has not received notice from any third party of any adverse claim, encumbrance or lien against the Property or Owner's interest in the Property.

14.2 Title Remedies. If Owner breaches any representation or warranty made to Talon under Section 14.1, and if Owner fails to promptly remedy any defects in title that are in breach of such representation or warranty or to pay, when due, mortgages or other liens against the Property arising under Owner, Talon shall have the right, but shall not be obligated, to remedy such defects or to pay such amounts, and if it does so, Talon shall have the right to offset and credit against future payments due to Owner all of Talon's costs incurred and payments made to remedy such defects or to pay such amounts. If Owner does not own the entire interest in the Property, Talon may acquire any interest not owned by Owner for its own account at its sole cost and expense.

14.3 Lesser Interest. If Owner owns an interest in the Property which is less than the entire and undivided estate in the Property, the Advance Minimum Royalty Payments and the Royalty payments shall be reduced proportionately in accordance with the nature and extent of Owner's interest so that the Advance Minimum Royalty Payments and the Royalty payments shall be paid to Owner only in the proportion that Owner's interest bears to the entire and undivided estate in the Property. Owner shall repay to Talon any payment paid by Talon to Owner in excess of Owner's proportionate interest in the Property.

14.4 Escrow for Disputes. If at any time a third party asserts a claim of ownership in the Property or the Minerals which is adverse to the interest of Owner or Talon, or if Talon is advised by legal counsel for Talon that it appears that a third party may have such a claim, Talon may deposit any payments which would otherwise be due to Owner into escrow and give notice of such deposit to Owner. In the event of a dispute as to ownership of the Property, the Minerals, the surface of the Property, or the Royalty, payment of the Advance Minimum Royalty Payments or the Royalties may be deferred until twenty (20) days after Talon is furnished satisfactory evidence that such dispute has been finally settled and all provisions as to keeping this Agreement in force shall relate to such extended time for payment.

14.5 Survival of Representations, Warranties and Remedies. The provisions of this Section shall survive any termination of this Agreement and recording of the Deed.

15. Covenants, Warranties and Representations. Each of the parties covenants, warrants and represents for itself as follows:

15.1 Compliance with Laws. To its best knowledge, that it has complied with all applicable laws and regulations of any governmental body, federal, state or local, regarding the terms of and performance of its obligations under this Agreement.

15.2 No Pending Proceedings. That there are no lawsuits or proceedings, pending or threatened, which affect its ability to perform the terms of this Agreement.

15.3 Costs. That it shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

15.4 Brokers. That it has had no dealings with any agent, broker or finder in connection with this Agreement, and shall indemnify, defend and hold the other party harmless from and against any claims that may be asserted through such party that any agent's, broker's or finder's fee is due in connection with this Agreement.

15.5 Patriot Act. That it is not on the Specially Designated National & Blocked Persons List of the Office of Foreign Assets Control of the United States Treasury Department and is not otherwise blocked or banned by any foreign assets office rule or any other law or regulation, including the USA Patriot Act or Executive Order 13224.

16. Owner's Representations and Warranties. Owner covenants, represents and warrants to Talon as follows:

16.1 Noninterference. Owner will not do or permit to be done any act which would or might hinder or impair the rights of Talon to exercise any right granted to Talon under this Agreement or to acquire all right, title and interest in and to the Property.

16.2 Estoppel Certificate. On written request from Talon, and so long as Talon is not in default under this Agreement, Owner will execute and deliver to Talon an estoppel certificate, in form acceptable to Talon, whereby Owner confirms that this Agreement is in full force and effect and that there are no defaults by Owner or Talon under this Agreement.

16.3 Environmental Conditions. Owner is not aware of nor has it received notice from any governmental agency of any condition existing on the Property or created by Owner which is or might be a violation of any applicable Federal, state or local law, regulation or ordinance.

16.4 **Non-Foreign Status.** Owner is not a "foreign person" as defined under §1445(f) of the Internal Revenue Code. At Talon's request, Owner shall furnish Talon an affidavit confirming its non-foreign status in such form as is reasonably required by Talon.

17. **Termination by Owner.** Any failure by Talon to perform any of its covenants, liabilities, obligations or responsibilities under this Agreement shall be a default. Owner may give Talon written notice of a default. If the default is not remedied within thirty (30) days after receipt of the notice, provided the default can reasonably be cured within that time, or, if not, if Talon has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, Owner may terminate this Agreement by delivering notice to Talon of Owner's termination of this Agreement, provided that if Talon contests Owner's notice of default or Owner's assertion that Talon has not timely cured or commenced action to cure the alleged default, Owner may not terminate this Agreement unless and until issues of the alleged default and failure to cure the alleged default had been determined by a court of competent jurisdiction. In such case, Talon shall have such time as provided by the decree or order of the court having jurisdiction of the dispute concerning the alleged default or failure to cure the alleged default. On termination of this Agreement based on Talon's default, within ten (10) days following such termination Talon shall execute and deliver to Owner a release and termination of this Agreement in form acceptable for recording.

18. **Termination by Talon.** Talon may at any time terminate this Agreement by giving written advance notice to Owner. Talon's termination shall be effective thirty (30) days after Talon's delivery of the termination notice. If Talon terminates this Agreement, Talon shall perform all obligations and deliver all Shares and pay all payments which accrue or become due before the termination date. On Talon's termination of this Agreement, within ten (10) days following such termination Talon shall execute and deliver to Owner a release and termination of this Agreement in form acceptable for recording.

19. **Surrender of Property.** On expiration or termination of this Agreement, other than by reason of the exercise of the Option, Talon shall surrender the Property promptly to Owner, free and clear of all title defects, liens and encumbrances created by, through or under Talon and at Talon's sole cost shall remove from the Property all of Talon's buildings, equipment and structures. Talon shall reclaim the Property in accordance with all applicable Governmental Regulations.

20. **Data.** On the parties' execution of this Agreement, Owner shall provide to Talon for Talon's inspection and copying all data, maps, reports and other information concerning the Property, including any of the foregoing in digital format. Talon shall have the right to copy and use all such data and information for Talon's exploration for and development and mining of Minerals on the Property. Within thirty (30) days following termination of this Agreement, Talon shall deliver to Owner copies of all factual data regarding the Property in Talon's possession at the time of termination which before termination Talon has not furnished to Owner and, at Owner's request, Talon shall deliver to Owner all drilling core, samples and sample splits taken from the Property.

21. **Confidentiality.** The data and information, including the terms of this Agreement, coming into the Owner's possession by virtue of this Agreement shall be deemed confidential and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Property or to publicly announce and disclose information under Governmental Regulations or under the rules and regulations of any stock exchange on which the stock of Owner, or the parent or affiliates of Owner, is listed. If Owner negotiates for a transfer of all or any portion of its interest in the Property or under this Agreement or negotiates to procure financing or loans relating to the Property, in order to facilitate any such negotiations Owner shall have the right to furnish information to third parties, provided that each third party to whom the information is disclosed agrees to maintain its confidentiality in the manner provided in this Section.

22. **Assignment.**

22.1 Talon's Assignment. Talon may assign or sublease all or any part of its interest in this Agreement or the Property to any subsidiary of Talon or any company affiliated with Talon which is under the common control of ITH. Subject to Section 22.2, Talon may not assign or sublease all or any part of its interests in this Agreement or the Property to any other party without Owner's prior written consent. If Talon intends to assign or sublease all or any part of its interests in this Agreement or the Property to a subsidiary or affiliate, it shall promptly notify Owner. If Talon intends to assign or sublease all or any part of its interests in this Agreement or the Property to a third party, Talon shall promptly notify Owner and provide to Owner a copy of the instrument by which Talon intends to assign or sublease its interests. Owner shall have twenty (20) business days during which to accept or deny consent to the proposed assignment or sublease. If Owner does not timely consent or deny its consent, Owner shall be deemed to have consented to the proposed assignment or sublease. If Owner timely denies the consent, Owner shall inform Talon of the reasons for denial of consent. In all events, on the assignment or sublease of Talon's interests in this Agreement or Property, the proposed assignee or sublessee shall execute an instrument which expressly provides that the assignee or sublessee agrees and covenants to perform all the obligations of Talon under this Agreement.

22.2 Exception. Owner acknowledges that ITH is presently a party to an agreement among ITH, Redstar Gold Corp. and Redstar Gold USA Inc. ("Redstar US") pursuant to which Talon may be obligated to transfer, assign or sublease to Redstar US a portion (which may be up to 100% in certain circumstances) of its right, title and interest in and to the Property and this Agreement, and Owner consents, in advance, to any such transfer, assignment or sublease. However, any subsequent assignment, transfer or sublease by Redstar US of any of its interest in the Property or this Agreement will be subject to the provisions of Section 22.1 and provided further that any assignment to Redstar US shall not relieve ITH of its obligations as guarantor hereunder.

22.3 Owner's Assignment. Owner shall have the right to assign, convey, encumber, sublease, grant any concession, or license or otherwise transfer all or any part of its interest in this Agreement or the Property. No change in ownership of Owner's interest in the Property shall affect Talon's obligations under this Agreement unless and until Owner delivers and Talon

receives copies of the documents which demonstrate the change in ownership of Owner's interest. Until Talon receives Owner's notice and the documents required to be delivered under this Section, Talon may continue to make all payments under this Agreement as if the transfer of Owner's ownership interest had not occurred. No division of Owner's ownership as to all or any part of the Property shall enlarge Talon's obligations or diminish Talon's rights under this Agreement.

23. **Force Majeure.** The respective obligations of either party, except Talon's obligation to pay the Lease Rental Payments, the Stock Payments or the Advance Minimum Royalty Payments, maintain the insurance and perform the Property maintenance obligations under this Agreement, shall be suspended during the time and to the extent that such party is prevented from compliance, in whole or in part, by war or war conditions, actual or potential, earthquake, fire, flood, strike, labor stoppage, accident, riot, unavoidable casualty, act or restraint, present or future, of any lawful authority, statute, governmental regulation or ordinance, environmental restrictions or conditions, permit or license approvals, act of God, act of public enemy, delays in transportation, unavailability of equipment, materials or services (including drill rigs and qualified drilling crews) in spite of commercial best efforts to obtain same, or other cause of the same or other character beyond the reasonable control of such party. The party declaring force majeure shall promptly give notice to the other party of the event of force majeure and the steps being taken to remove such condition and shall take all reasonable steps to remedy the delay caused by the events referred to above.

24. **Memorandum Agreement.** The parties agree that this agreement shall not be recorded, but the parties shall execute and deliver to Talon a memorandum of this Agreement for recording. The execution of the memorandum shall not limit, increase or in any manner affect any of the terms of this Agreement or any rights, interests or obligations of the parties.

25. **Notices.** Any notices required or authorized to be given by this Agreement shall be in writing and shall be sent either by commercial courier, facsimile, or by certified U.S. mail, postage prepaid and return receipt requested, addressed to the proper party at the address stated below or such address as the party shall have designated to the other parties in accordance with this Section. Such notice shall be effective on the date of receipt by the addressee party, except that any facsimiles received after 5:00 p.m. of the addressee's local time shall be deemed delivered the next day.

If to Owner:	The Greenspun Group c/o Larry Lindholm and David Spicer 901 North Green Valley Parkway, Suite 210 Henderson, NV 89074 Phone: 702-259-4023 Fax: 702-259-4146
If to Talon Nevada Inc.:	Talon Gold Nevada Inc. Attention: President 8955 South Ridgeline Blvd., Suite 1800

Highlands Ranch, CO USA 80129
Phone: 303-470-8700 ext. 10
Fax: 303-470-8706

And copy for informational purposes to:

International Tower Hill Mines Ltd.
Attention: General Counsel
Suite 1901 - 1177 West Hastings Street
Vancouver, B.C., Canada V6E 2K3
Phone: 604-408-7488
Fax: 604-408-7499

26. **Binding Effect of Obligations.** This Agreement shall be binding upon and inure to the benefit of the respective parties and their heirs, successors and assigns.

27. **Entire Agreement.** The parties agree that the entire agreement between them is written in this Agreement (and in the exhibits to this Agreement) and in a memorandum of agreement of even date. There are no terms or conditions, express or implied, other than expressly stated in this Agreement. This Agreement may be amended or modified only by a written instrument signed by the parties with the same formality as this Agreement.

28. **Governing Law and Forum Selection.** This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada. Any action or proceeding concerning the construction, or interpretation of the terms of this Agreement or any claim or dispute between the parties shall be commenced and heard in the judicial district court of the State of Nevada, in and for Nye County.

29. **Multiple Counterparts.** This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

30. **Severability.** If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any Governmental Regulations, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

31. **Guaranty.** ITH agrees to execute this Agreement in its capacity as a guarantor and not as the primary obligor or as the lessee or operator of the Property. ITH unconditionally and irrevocably assures and guarantees the agreements, covenants and obligations of Talon, its successors or assigns, under this Agreement. If, for any reason, any sums payable by Talon, its successors or assigns to Owner are not paid when due, or any agreement, condition, covenant or term is not performed or observed in accordance with this Agreement, ITH, within five (5) business days after notice, but in any event before expiration of any period of grace provided for in this Agreement, shall pay the same in accordance with the terms of this Agreement, and will

perform or observe or cause to be performed and observed every such agreement, condition, covenant and term of this Agreement, provided that Owner timely notifies ITH in the same manner as Owner notifies Talon, its successors or assigns.

The parties have executed this Agreement to be effective as of the Effective Date.

____
For the Brian L. Greenspun Family Limited Partnership

____
For the Daniel A. Greenspun and Robin S. Greenspun Family Limited Partnership

____
For the Susan Greenspun Fine Family Limited Partnership

____
For the Jane Greenspun Gale Family Limited Partnership

Talon Gold Nevada Inc.

By ______________________________
Jeffrey A. Pontius, President

International Tower Hill Mines Ltd., as Guarantor for Talon Gold Nevada Inc.

By ______________________________
Jeffrey A. Pontius, President and Chief Executive Officer

STATE OF NEVADA)
ss.
COUNTY OF CLARK)

This Mining Lease and Option to Purchase Agreement Mayflower Project was acknowledged before me on June 5, 2008, by Brian L. Greenspun on behalf of the Brian L. Greenspun Family Limited Partnership.

Erin B. Rosen
____
Notary Public

NOTARY PUBLIC
STATE OF NEVADA
County of Clark
ERIN B. ROSEN
My Appointment Expires Jan. 21, 2009

STATE OF NEVADA)
ss.
COUNTY OF CLARK)

This Mining Lease and Option to Purchase Agreement Mayflower Project was acknowledged before me on June 5, 2008, by Daniel A. Greenspun on behalf of the Daniel A. Greenspun and Robin S. Greenspun Family Limited Partnership.

Erin B. Rosen
Notary Public

NOTARY PUBLIC
STATE OF NEVADA
County of Clark
ERIN B. ROSEN
No. 05-94103-1 AMENDED
My Appointment Expires Jan. 21, 2009

STATE OF NEVADA)
ss.
COUNTY OF CLARK)

This Mining Lease and Option to Purchase Agreement Mayflower Project was acknowledged before me on June 5, 2008, by Susan Greenspun Fine on behalf of the Susan Greenspun Fine Family Limited Partnership.

Erin B Rosen
Notary Public

NOTARY PUBLIC
STATE OF NEVADA
County of Clark
ERIN B. ROSEN
No. 05-94103-1 AMENDED
My Appointment Expires Jan. 21, 2009

STATE OF NEVADA)
ss.
COUNTY OF CLARK)

This Mining Lease and Option to Purchase Agreement Mayflower Project was acknowledged before me on June 5, 2008, by Jane Greenspun Gale on behalf of the Jane Greenspun Gale Family Limited Partnership.

Erin B. Rosen
Notary Public

NOTARY PUBLIC
STATE OF NEVADA
County of Clark
ERIN B. ROSEN
No. 05-94103-1 AMENDED
My Appointment Expires Jan. 21, 2009

STATE OF Colorado)
ss.
COUNTY OF Douglas)

This Mining Lease and Option to Purchase Agreement Mayflower Project was acknowledged before me on ~~April~~ June 9, 2008, by Jeffrey A. Pontius as President of Talon Gold Nevada Inc.

Notary Public

HEATHER KELLY NOTARY PUBLIC STATE OF COLORADO My Commission Expires 02-23-20__

STATE OF Colorado)
ss.
COUNTY OF Douglas)

This Mining Lease and Option to Purchase Agreement Mayflower Project was acknowledged before me on ~~April~~ June 9, 2008, by Jeffrey A. Pontius as President and Chief Executive Officer of International Tower Hill Mines Ltd.

Notary Public

HEATHER KELLY NOTARY PUBLIC STATE OF COLORADO My Commission Expires 02-23-20__

Mining Lease and Option to Purchase Agreement

Exhibit A
Description of Property

Township 11 South, Range 46 East, Nye County, Nevada

Patent #46195 as 68.31 acres

Mayflower Lode Mining Claim	MS 2548
Mayflower No. 1 Lode Mining Claim	MS 2548
Mayflower No. 2 Lode Mining Claim	MS 2548
Mayflower No. 3 Lode Mining Claim	MS 2548

Patent #46830 as 114.74 acres

Moonlight Lode Mining Claim	MS 2640
Moonlight No. 2 Lode Mining Claim	MS 2640
Starlight No. 4 Lode Mining Claim	MS 2640
Starlight No. 5 Lode Mining Claim	MS 2640
Starlight No. 6 Lode Mining Claim	MS 2640
Starlight No. 7 Lode Mining Claim	MS 2640

Mining Lease and Option to Purchase Agreement

Exhibit B
Net Smelter Returns

Payor: Talon Gold Nevada Inc.

Recipient: The Brian L. Greenspun Family Limited Partnership, the Daniel A. Greenspun and Robin S. Greenspun Family Limited Partnership, the Susan Greenspun-Fine Family Limited Partnership and the Jane Greenspun-Gale Family Limited Partnership

1. **Definitions.** The terms defined in the instrument to which this Exhibit is attached and made a part of shall have the same meanings in this Exhibit. The following definitions shall apply to this Exhibit.

1.1 "Gold Production" means the quantity of refined gold outturned to Payor's account by an independent third party refinery for gold produced from the Property during the quarter on either a provisional or final settlement basis.

1.2 "Gross Value" shall be determined on a quarterly basis and have the following meanings with respect to the following Minerals:

1.2.1 Gold.

(a) If Payor sells gold concentrates, dore or ore, then Gross Value shall be the value of the gold contained in the gold concentrates, dore and ore determined by utilizing: (1) the mine weights and assays for such gold concentrates, dore and ore; (2) a reasonable recovery rate for the refined gold recoverable from such gold concentrates, dore and ore (which shall be adjusted annually to reflect the actual recovery rate of refined metal from such gold concentrates, dore and ore); and (3) the Quarterly Average Gold Price for the quarter in which the gold concentrates, dore and ore were sold.

(b) If Payor produces refined gold (meeting the specifications of the London Bullion Market Association, and if the London Bullion Market Association no longer prescribes specifications, the specifications of such other association generally accepted and recognized in the mining industry) from Minerals, and if Section 1.2.1(a) above is not applicable, then for purposes of determining Gross Value, the refined gold shall be deemed to have been sold at the Quarterly Average Gold Price for the quarter in which it was refined. The Gross Value shall be determined by multiplying Gold Production during the quarter by the Quarterly Average Gold Price.

1.2.2 Silver.

(a) If Payor sells silver concentrates, dore or ore, then Gross Value shall be the value of the silver contained in the silver concentrates, dore and ore determined by utilizing: (1) the mine weights and assays for such silver concentrates, dore and ore; (2) a reasonable recovery rate for the refined silver recoverable from such silver concentrates, dore and ore (which shall be adjusted annually to reflect the actual recovery rate of refined metal from such silver concentrates, dore and ore); and (3) the Quarterly Average Silver Price for the quarter in which the silver concentrates, dore and ore were sold.

(b) If Payor produces refined silver (meeting the specifications for refined silver subject to the New York Silver Price published by Handy & Harman, and if Handy & Harman no longer publishes such specifications, the specifications of such other association or entity generally accepted and recognized in the mining industry) from Minerals, and if Section 1.2.2(a) above is not applicable, the refined silver shall be deemed to have been sold at the Quarterly Average Silver Price for the quarter in which it was refined. The Gross Value shall be determined by multiplying Silver Production during the quarter by the Quarterly Average Silver Price.

1.2.3 Other Minerals.

(a) If Payor sells any concentrates, dore or ore of Minerals other than gold or silver, including base metals, the Gross Value shall be the value of such Minerals determined by utilizing: (1) the mine weights and assays for such Minerals; (2) a reasonable recovery rate for the Minerals (which shall be adjusted annually to reflect the actual recovery rate of recovered or refined metal or product from such Minerals); and (3) the quarterly average price for the Minerals or product of the Minerals for the quarter in which the concentrates, dore or ore was sold. The quarterly average price shall be determined by reference to the market for such Minerals or product which is recognized in the mining industry as authoritative and reflective of the market for such Minerals or product.

(b) If Payor produces refined or processed metals from Minerals other than refined gold or refined silver, including base metals, and if Section 1.2.3(a) above is not applicable, then Gross Value shall be equal to the amount of the proceeds received by Payor during the quarter from the sale of such refined or processed metals. Payor shall have the right to sell such refined or processed metals to an affiliated party, provided that such sales shall be considered, solely for purposes of determining Gross Value, to have been sold at prices and on terms no less favorable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

1.3.4 Gross Value for platinum and platinum group metals shall be determined in accordance with Section 1.2.1 as applied to the quarterly average platinum or platinum group metal prices determined in the same manner as the Quarterly Average Gold Price according to Section 1.5.

1.3 "Minerals" means all minerals and mineral materials, including, without limitation, gold, silver, platinum and platinum group metals, base metals (including, for example, antimony, chromium, cobalt, copper, lead, manganese, mercury, nickel, molybdenum, titanium, tungsten, zinc), and other metals, mineral elements, mineral compounds and mineral materials which are on, in or under the Property, whether the same are known to exist on the Property on the Effective Date or are after the Effective Date discovered on the Property, and regardless of the method of extraction, mining or processing.

1.4 "Quarterly Average Gold Price" means the average London Bullion Market Association Afternoon Gold Fix, calculated by dividing the sum of all such prices reported for the quarter by the number of days for which such prices were reported during that quarter. If the London Bullion Market Association Afternoon Gold Fix ceases to be published, all such references shall be replaced with references to prices of gold for immediate sale in another established marked selected by Payor, as such prices are published in Metals Week magazine.

and if Metals Week magazine no longer publishes such prices, the prices of such other association or entity generally accepted and recognized in the mining industry.

1.5 "Quarterly Average Silver Price" means the average New York Silver Price as published daily by Handy & Harman, calculated by dividing the sum of all such prices reported for the quarter by the number of days in such quarter for which such prices were reported. If the Handy & Harman quotations cease to be published, all such references shall be replaced with references to prices of silver for immediate sale in another established market selected by Payor as published in Metals Week magazine, and if Metals Week magazine no longer publishes such prices, the prices of such other association or entity generally accepted and recognized in the mining industry.

1.6 "Net Smelter Returns" means the Gross Value of all Minerals, less the following costs, charges and expenses paid or incurred by Payor with respect to the refining and smelting of such Minerals:

1.6.1 Charges for smelting and refining (including sampling, assaying and penalty charges), but not any charges or costs of agglomeration, beneficiation, crushing, extraction, precipitation, electro-winning, milling, mining or other processing that occurs prior to delivery to a third party smelter or refinery; and

1.6.2 Actual costs of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation) of concentrates or dore metal from the Property to the smelter or refinery, but not any charges or costs of transportation of Minerals or ores from any mine on the Property to an autoclave, concentrator, crusher, heap or other leach process, mill or plant which is not a smelter or refinery.

1.7 "Property" means the patented mining claims described in the instrument to which these Net Smelter Returns provisions are attached and made a part.

1.8 "Silver Production" means the quantity of refined silver outturned to Payor's account by an independent third-party refinery for silver produced from the Property during the quarter on either a provisional or final settlement basis.

2. Payment Procedures.

2.1 Accrual of Obligation. Payor's obligation to pay the Royalty shall accrue and become due and payable upon the sale or shipment from the Property of unrefined metals, dore metal, concentrates, ores or other Minerals or Minerals products or, if refined metals are produced, upon the outturn of refined metals meeting the requirements of the specified published price to Payor's account.

2.2 Futures or Forward Sales, Etc.. Except as provided in Sections 1.2.1(a), 1.2.2(a) and 1.2.3 (a) (regarding sales of unprocessed gold and silver and sales of Minerals other than gold and silver), Gross Value shall be determined irrespective of any actual arrangements for the sale or other disposition of Minerals by Payor, specifically including but not limited to forward sales, futures trading or commodities options trading, and any other price hedging, price protection, and speculative arrangements that may involve the possible delivery of gold, silver or other metals produced from Minerals.

2.3 Quarterly Calculations and Payments. The Royalty shall be determined on a quarterly basis. Payor shall pay Recipient each quarterly Royalty payment on or before the last business day of the quarter immediately following the quarter in which the Royalty payment obligation accrued. Payor acknowledges that late payment by Payor to Recipient of Royalty payments will cause Recipient to incur costs, the exact amount of which will be difficult to ascertain. Accordingly, if any amount due and payable by Payor is not received by Recipient within ten (10) days after such amount is due, then Payor shall pay to Recipient a late charge equal to one percent (1%) of such overdue amount. Recipient's acceptance of such late charge shall not constitute a waiver of Payor default with respect to such overdue amount, nor prevent Recipient from exercising any of Recipient's other rights and remedies. If any amount payable by Payor remains delinquent for a period in excess of thirty (30) days, Payor shall pay to Recipient, in addition to the late payment, interest from and after the due date at the statutory interest rate.

2.4 Statements. At the time of payment of the Royalty, Payor shall accompany such payment with a statement which shows in detail the quantities and grades of refined gold, silver or other metals or dore, concentrates or ores produced and sold or deemed sold by Payor in the preceding quarter; the Quarterly Average Gold Price and Quarterly Average Silver Price, as applicable; costs and other deductions, and other pertinent information in detail to explain the calculation of the payment with respect to such quarter. Payment shall be made to the address provided in the agreement or instrument to which this Exhibit is attached for purposes of notices or by wire transfer to an account which Recipient designates.

2.5 Inventories and Stockpiles. Payor shall include in all quarterly statements a description of the quantity and quality of any gold or silver dore that has been retained as inventory for more than ninety (90) days. Recipient shall have thirty (30) days after receipt of the statement to either: (a) elect that the dore be deemed sold, with Gross Value to be determined as provided in Sections 1.2.1 (b), with respect to gold, and 1.2.2(b), with respect to silver, as of such thirtieth (30th) day utilizing the mine weights and assays for such dore and utilizing a reasonable recovery rate for refined metal and reasonable deemed charges for all deductions which Payor is authorized to take, or (b) elect to wait until such time as the royalty payment otherwise would become payable pursuant to Sections 1.2.1(b) and 1.2.2(b). The Recipient's failure to respond within such time shall be deemed to be an election to use the methods described in Sections 1.2.1(b) and 1.2.2(b).

2.6 Audit. During the period commencing at the beginning of any fiscal year of the Payor and ending on the day which is one hundred and twenty (120) days after the end of such fiscal year, upon reasonable notice and at a reasonable time, the Recipient shall have the right to audit and examine the Payor's accounts and records relating to the calculation of the Royalty payments for such fiscal year. If such audit determines that there has been a deficiency or an excess in the payment made to Recipient, such deficiency or excess shall be resolved by adjusting the next quarterly Royalty payment due Recipient. Recipient shall pay all costs of such audit unless a deficiency of three percent (3%) or more of the Royalty payment due for the calendar quarter in question is determined to exist in which case Payor shall pay all costs of such audit. All books and records used by Payor to calculate the Royalty payments shall be kept in accordance with generally accepted accounting principles applicable to the mining industry. Failure to carry out an audit of the Royalty payments for any fiscal year of the Payor as herein provided shall constitute an irrevocable acceptance by the Recipient of all Royalty payments within such fiscal year and shall forever preclude any exceptions to any such payments by the Recipient (except in the case of fraud by the Payor).